Exhibit 99.1

Investor and
Media Inquiries:
David A. Christiansen
(610) 208-3065
dchristiansen@cartech.com

CARPENTER TECHNOLOGY INCREASES
CASH DIVIDEND BY 20%

Wyomissing, Pa., (April 23, 2008) – The Board of Directors of Carpenter Technology Corporation (NYSE:CRS), on April 22, declared an increase in the quarterly dividend on its common shares to $0.18 per share from $0.15 per share, or an increase of 20 percent.

“The dividend increase reflects our Board’s confidence in the long-term strength of Carpenter’s business and financial position,” said Anne Stevens, chairman, president and chief executive officer.  “The dividend is a key component of our cash deployment strategy to provide a consistent, competitive return that rewards long-term investment oriented shareholders.  The dividend increase, our share repurchase program and our recent capital investments are all intended to create long-term value for shareholders.”

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Carpenter last increased its quarterly dividend from $0.1125 to $0.15 on April 26, 2007.  The Company has paid a dividend every year since 1906.

The dividend for the third quarter is payable on June 5, 2008, to shareholders of record as of the close of business on May 6, 2008.  The ex-dividend date (the date the common stock trades without the dividend) is May 2, 2008.

Carpenter Technology produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Detailed information about Carpenter Technology can be accessed at our website: www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2007, its subsequent Forms 10-Q, and the exhibits attached to those filings. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.